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                                  EXHIBIT 23.1
                               CONSENT OF KPMG LLP



The Board of Directors
The Pepsi Bottling Group, Inc.:

        We consent to incorporation by reference in the registration statement to be filed on Form S-8 of The Pepsi Bottling Group, Inc. of our reports dated January 30, 2001, relating to the consolidated balance sheets of The Pepsi Bottling Group, Inc. as of December 30, 2000 and December 25, 1999, and the related consolidated statements of operations, cash flows, and changes in shareholders' equity for each of the fiscal years in the three-year period ended December 30, 2000, and the related schedule, which reports appear in the December 30, 2000 annual report on Form 10-K of The Pepsi Bottling Group, Inc.



/s/ KPMG LLP
New York, New York
November 14, 2001